Exhibit 11.3

Employee Trading Management Policy

(This policy is applicable to UP Fintech Holding Limited and non-licensed entities within the scope of its consolidated financial statements)

Table of Contents

Section 1 Overview		2
Section 2 Definition		2
Section 3 General Principles of Employee Trading		4
3.1	Principles of Trading TIGR Financial Products	4
3.2	Principles on Trading Other Financial Products	5
Section 4 Other Regulations Applicable to Category A and Category B Employees		5
4.1	Regulations Applicable to Category A Employees	6
4.2	Regulations Applicable to Category B Employees	6
Section 5 Consequences of Violation		7
Appendix A: Frequently Asked Questions		8

Exhibit 11.3

Section 1 Overview

1. The "Employee Trading Management Policy" (hereinafter refer to as the "Policy") sets forth guidelines to the Employees of Non-Licensed Entities (as defined below) regarding following matters:

(1) Employees of Non-Licensed Entities trading stocks, derivatives, bonds, other financial products or securities issued by UP Fintech Holding Limited (the “Company” or “TIGR”), including but not limited to common stocks, preferred stocks, restricted stock units, futures, options, warrants, and any other types of derivatives or securities (collectively, "TIGR Financial Products");

(2) Employees of Non-Licensed Entities trading financial products other than TIGR Financial Products (including but not limited to stocks, bonds, futures, options issued by other companies) in the United States, Hong Kong or other international capital markets outside the mainland of the People’s Republic of China (“China”), or trading stocks listed on China’s Stock Exchanges (collectively referred to as "Other Financial Products") through Shanghai-Hong Kong Stock Connect and Shenzhen Stock Connect.

2. “Group Non-Licensed Entities” include companies within the Group that do not hold any financial licenses or qualifications inside or outside China. This policy is only applicable to employees of Group Non-Licensed Entities. Based on the distinction between groups of high-risk employees and low-risk employees in terms of insider trading, the Group is committed to maintaining a higher standard for high-risk employees. In general, this policy prohibits Group Non-Licensed Entities employees from using material non-public information for their personal benefits or for the benefit of relatives, friends or others in trading activities.

3. Within the Group, entities that hold financial licenses or qualifications (hereinafter referred to as "Group Licensed Entities") shall establish and implement employee trading management policy and procedures that meet local regulatory requirements. The chief executive officer of each Group Licensed Entity is ultimately responsible for the formulation, implementation, and modification of these local policies and procedures.

4. The head of the Legal and Compliance Department of the Group has the authority to determine that any Group Non-Licensed Entities outside China shall be managed by a specific overseas Group Licensed Entity. Once the head of the Legal and Compliance Department of the Group exercises the authority of discretion, the overseas Group Non-Licensed Entity will be regarded as a Group Licensed Entity equally, where this Policy will no longer apply.

5. Employees of Non-Licensed Entities should read the "Appendix A Frequently Asked Questions" carefully, which constitutes a vital part of this Policy, and the requirements set forth therein must also be strictly complied with. If you have any questions about this Policy or related applicable laws, regulations, provisions, or policies, please contact the Group Legal & Compliance Department ("Legal & Compliance" or "Group Legal & Compliance") directly.

Section 2 Definition

1. "Group" refers to the Company and all its affiliated entities within the scope of its consolidated financial statements.

2. "Employees of Group Non-Licensed Entities" or "Employees of Non-Licensed Entities" include employees, senior managers, and directors of the Company and the non-licensed entities within the Group, excluding the independent directors of the Company.

3. " Affiliates" refer to the spouse, common-law partner, and minor children of a person.

4. "Section 16 Officers" refer to the Group's senior managers and directors, including Group's Chief Financial Officer. If the Group has set Chief Accounting Officer and Chief Financial Officer respectively, the Group’s Chief Accounting Officer should also be included.

Exhibit 11.3

5. "10b5-1 Trading Plan" means a written trading plan that complies with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended.

6. "Trading Window Period" or “Trading Window” refers to the period during which Employees of Non-Licensed Entities are permitted to trade (including buy and sell) TIGR Financial Products in accordance with this Policy. Subject to the discretion of Legal & Compliance, the Trading Window generally starts at the opening of the regular trading session on the second trading day after the day when the Company's quarterly or annual financial results are publicly released and ends at the closing of the regular trading session on the last trading day of the quarter.

7. "Category A Employees" means:

(1) Senior managers and Group directors (except independent directors);

(2) Employees of Non-Licensed Entities who have access to material non-public information of the Group or customers through daily work, including some employees on the private side of the information barrier and employees above the wall (such as some employees from Legal & Compliance, Finance and Internal Audit Department of the Group);

(3) Other employees designated by the Legal & Compliance.

Legal & Compliance is responsible for formulating the list of Category A Employees, and the maintenance, adjustment, and regular review of the list according to the actual situation.

8. "Category B Employees" refer to Employees of Non-Licensed Entities other than Category A Employees.

9. "Restricted List" is a list of companies publicly available within the Group. The transaction involving financial products of companies on the Restricted List will be subject to certain restrictions while any Employee of Non-Licensed Entities processing customer orders, conducting proprietary account transactions, employee personal account transactions, or any other activities. The function of the Restricted List is to avoid improper use of material non-public information by restricting the activities related to the companies on the Restricted List during a certain period. For specific definition, please refer to the section headed "Restricted List" in "Insider Information and Confidential Information Management Policy".

10. "Watch List" is a confidential list of companies, which records the ongoing projects of the Group and employee who participate in such projects. The employees on the list may have access to material non-public information related to the target project. The Watch List is recorded and maintained by Control Room and will not be released. The purpose of establishing the Watch List is to ensure, by monitoring trading activities in relation to the companies on the list, that material non-public information will not be tipped off or misused. For specific definition, please refer to the section headed "Watch List" in the "Inside Information and Confidential Information Management Policy".

11. "Personal Trading Account" of an employee refers to an account used to trade or hold securities and other financial products, in which the employee or their Affiliates have:

(1) Benefits;

(2) Control over investment decisions; or

(3) Influence;

A Personal Trading Account includes but is not limited to:

(1) Personal brokerage accounts opened by Employees of Non-Licensed Entities or their Affiliates;

(2) Company/institutional brokerage accounts controlled by Employees of Non-Licensed Entities or their Affiliates;

(3) Brokerage accounts of children or other relatives of Employees of Non-Licensed Entities who live with the employee, who receive major financial assistance from the employee or the employee's Affiliates, or whose transactions in TIGR Financial Products are directed by such employee or are subject to such employee’s influence or control (e.g., consulting with such employee before they trade TIGR Financial Products).;

Exhibit 11.3

(4) Trust accounts or similar arrangements where Employees of Non-Licensed Entities or their Affiliates can benefit directly or indirectly;

(5) Trust accounts or similar arrangements of which Employees of Non-Licensed Entities or their Affiliates act as trustees or which Employees of Non-Licensed Entities or their Affiliates have the right to send instructions to or exert influence on; or

(6) Joint brokerage accounts controlled by Employees of Non-Licensed Entities or their Affiliates.

It should be noted that the Personal Trading Accounts as mentioned in this "Policy" include employee personal trading accounts (such as accounts in the name of an employee and accounts where an employee has interest in, control over or influence on its investment decision-making, etc.) and the employee’s Affiliates' personal trading accounts (such as the accounts in the name of the Affiliate, and accounts where the Affiliate has interest in, control over or influence on its investment decision-making, etc.). If you have any questions or doubts about the above definitions, please kindly consult Legal & Compliance.

As far as it is concerned, Personal Trading Accounts do not include the following types of accounts:

(1) Bank accounts that cannot be used to hold or trade securities (including mutual funds) or other financial products;

(2) Mutual fund accounts that can only be used to invest in mutual funds and do not support trading or holding any other financial products.

Section 3 General Principles of Employee Trading

3.1 Principles of Trading TIGR Financial Products

1. Employees of Non-Licensed Entities can only trade TIGR Financial Products during the Trading Window Period.

2. Even during the Trading Window Period, Group Legal & Compliance can set a restricted period for Employees of Non-Licensed Entities. The duration of the restricted period and applicable employees are determined by the Group Legal & Compliance. Applicable employees are prohibited from trading TIGR Financial Products during the restricted period. The restricted period should be classified as Group confidential information. Employees of Non-Licensed Entities who has knowledge of contemporary or past restricted periods shall not disclose such information to others inside or outside the Group.

3. Even during the Trading Window Period, Employees of Non-Licensed Entities are not allowed to trade TIGR Financial Products during the period when they are in possession of material non-public information of the Group (regardless of whether they make investment decisions before obtaining material non-public information or not) or disclose material non-public information or provide any investment advice to anyone else. If Employees of Non-Licensed Entities are not sure whether the information they hold is material non-public information, they shall consult the Group Legal & Compliance.

4. Employees of Non-Licensed Entities shall not participate in TIGR bearish strategy under any circumstances. The bearish strategy herein means profiting from a decline of underlying assets while trading certain products or a portfolio of financial products, which includes short stock/ short call/ long put.

5. Employees of Non-Licensed Entities are permitted to participate in bullish or risk hedging strategies of TIGR-related financial products. Herein the bullish or risk hedging strategies refer to strategies profiting from the price increase of underlying assets (such as stocks) while trading certain products or a portfolio of financial products or conducting hedging activities at a limited loss, which includes long stock/ long call/ short put or covered call options strategy. If an Employee of Non-Licensed Entities is deemed as an affiliate of TIGR or/ and the securities traded by the employee constitute restricted securities under Rule 144 under the U.S. Securities

Exhibit 11.3

Act of 1933 (“Rule 144”), then the employee shall comply with Rule 144.

6. Employees of Non-Licensed Entities are not allowed to mortgage or pledge TIGR Financial Products unless the aforementioned mortgage or pledge behavior has been pre-approved by the Group Legal & Compliance.

7. When the Trading Window closes, unfilled orders for TIGR Financial Products placed by Employees of Non-Licensed Entities through accounts opened within the Group may be automatically cancelled, unless a pre-approved exemption has been obtained from the Group Legal & Compliance.

8. Employees of Non-Licensed Entities may not make any recommendations or express opinions on the basis of material non-public information as to trading TIGR Financial Products to any other persons or entities, unless such communication is made in accordance with the Group’s Inside and Confidential Information Management Policy. This prohibition applies whether or not the employee receives any benefit from the use of that information by the other person or entity.

3.2 Principles on Trading Other Financial Products

1. Employees of Non-Licensed Entities shall not trade or recommend stocks, bonds, futures, options, warrants, or other derivatives of a specific company to others under the following circumstances:

(1) The employee possesses material non-public information about the company;

(2) The employee knows the Group is or will trade the company's securities or related derivatives through its own account or customer account;

(3) The employee knows the upcoming release of company research reports before the information goes public;

(4) The employee knows that the company has been or will be listed on the Group Watch List;

(5) The company is listed on the Group Restricted List.

2. If the Group's licensed entities participate in the underwriting or distributing of a company’s securities in its initial public offering (its “IPO”), the Group's senior managers and directors (except independent directors), employees of the private side who are involved in this IPO project, employees from Group Legal & Compliance, Finance and other departments who participate in the due diligence of this IPO project and their direct managers shall not participate in this IPO subscription, grey market trading and secondary market trading before this project is officially closed. The aforementioned restrictions do not apply to employees other than the above.

3. Employees of Non-Licensed Entities are not allowed to trade corresponding financial products in their Personal Trading Accounts immediately before (which is commonly known as "Front-Running Trade") or after completing the client's transaction (which is commonly known as "Piggy-Backing Trade").

4. Employees of Non-Licensed Entities may not make any recommendations or express opinions on the basis of material non-public information as to trading Other Financial Products to any other persons or entities, to the extent such information is acquired in the course of employment with, or the performance of services on behalf of the Group, unless such communication is made in accordance with the Group’s Inside and Confidential Information Management Policy. This prohibition applies whether or not the employee receives any benefit from the use of that information by the other person or entity.

Section 4 Other Regulations applicable to Category A Employees and Category B Employees

Exhibit 11.3

4.1 Regulations applicable to Category A Employees

1. When joining the Group, Category A Employees need to disclose their Personal Trading Accounts (including their Affiliates' accounts) opened outside or inside the Group to Group Legal & Compliance.

2. In general, this Policy encourages Category A Employees to close their Personal Trading Accounts opened outside the Group. If Category A Employees decide to keep or open Personal Trading Accounts outside the Group, they should: i) also open an employee personal trading account in their own names with Group's Licensed Entities; and ii) submit all external monthly/quarterly statements or proof of no transaction to Group Legal & Compliance each quarter. Category A Employees who violate this Section 4.1.2 will be punished in accordance with the relevant Group policy.

3. Under special circumstances, Category A Employees can submit a written application letter to Group Legal & Compliance for exempting the requirements on Affiliates' personal trading accounts. Such special circumstances may include where the local privacy protection policy requires non-disclosure of the Affiliates' accounts or where the Affiliates' accounts are subject to his/her own employers’ Employee Transaction Management Policy. Group Legal & Compliance will require an exemption commitment letter from Category A Employees to ensure the Affiliates' personal trading accounts comply with the transaction principles and transaction restrictions under the Policy.

4. Category A Employees should update their Personal Trading Accounts information to the Group Legal & Compliance promptly, including closing accounts or opening new accounts, etc.

5. During the Trading Window Period, Category A Employees shall submit and get pre-approval from Group Legal & Compliance before conducting any transactions on TIGR Financial Products. The approval will be valid for 5 trading days. If the approval is obtained before the Trading Window opens, the five trading days will be counted from the first trading day of the Trading Window Period. The approval will naturally expire after 5 trading days, and after the expiration, regardless of whether any transaction has been conducted, a new application shall be submitted before trading. If the Trading Window closes before the end of the five trading days after approval, Category A Employees can only trade until the Trading Window closes.

6. Category A Employees are not required to obtain pre-approval to trade other financial products.

7. Section 16 Officers and employees designated or approved by the head of the Legal and Compliance Department of the Group can trade TIGR Financial Products by establishing 10b5-1 Trading Plan. 10b5-1 Trading Plan refers to the trading plan formulated in accordance with the relevant content of Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended, and its related content and execution method shall be finally approved by the head of the Legal and Compliance Department of the Group. All 10b5-1 Trading Plans must be executed by a broker approved by the head of the Legal and Compliance Department of the Group. For the 10b5-1 Trading plan of the head of the Legal and Compliance Department of the Group himself/herself, he/she should submit a request to Chief Executive Officer for pre-approval.

8. Group Legal & Compliance will conduct regular examinations or spot checks on the personal trades of Category A employees. Head of the Legal and Compliance Department of the Group has the right to determine the mechanism of the examinations and spot checks according to specific scenarios.

9. Category A Employees are required to submit a commitment letter every year to confirm that all the Personal Trading Accounts have been disclosed to the Group and confirm their compliance with this Policy.

4.2 Regulations Applicable to Category B Employees

Exhibit 11.3

1. When joining the Group, Category B Employees do not need to disclose their Personal Trading Accounts.

2. Category B Employees may only trade TIGR Financial Products during the Trading Window Period, but pre-approval is not required. Category B Employees do not need pre-approval to trade Other Financial Products.

3. The head of the Legal and Compliance Department of the Group reserves the authority to spot check the internal and external Personal Trading Accounts of Category B Employees at his/ her discretion. Head of the Legal and Compliance Department of the Group has the right to decide to start, stop or modify the mechanism of spot check based on specific circumstances.

4. Category B Employees are required to submit a commitment letter every year to confirm their compliance with this Policy.

Section 5 Consequences of Violation

1. The consequences of violating this Policy include a series of penalties, such as cancellation of transactions, confiscation of trading proceeds, suspension of trading authority, company internal personal punishments, termination of labor relations, and being reported to local regulatory institutions or law enforcement departments in accordance with local regulations.

Exhibit 11.3

Appendix A: Frequently Asked Questions

1. What is "Material Non-Public Information"?

It is assumed that all information obtained by employees during their employment is non-public information, unless the information has already been disclosed through press releases, news agencies, newspapers, prospectuses, or public filings to regulators, or obtained through other public sources. If it is reasonably expected to affect the market value of the Company's stock, or which would affect the investment judgment of a person making a decision to buy, sell or hold the stock, the information should be considered as material non-public information.

2. What are the legal consequences of Insider Dealing or Material Non-Public Information divulging?

Conducting insider trading or divulging material non-public information will cause serious consequences, which may result in a sentence of imprisonment and civil and/or criminal fines for employees who violate regulations, and civil and/or criminal fines for organizations that violate regulations.

3. How does this Policy apply to trades under the Employee Stock Ownership Plan (ESOP) of Employees of Non-Licensed Entities?

The trading restrictions stipulated in this Policy do not apply to:

(1) Exercising stock options in cash, without accompanying the sale of stocks;

(2) Settlement of restricted stock units; or

(3) Automatic withholding tax.

The transaction restrictions stipulated in this Policy apply to:

(1) Take the issued TIGR Financial Products as all or part of the exercise price of any option;

(2) Exercise the options without cash through the issued TIGR Financial Products, which is accompanied by broker's assistance in selling part of the issued shares when exercising; and

(3) Selling TIGR Financial Products purchased under the plan.

4. I understand that TIGR Financial Products are not allowed to be traded outside the Trading Window Period. Can I exercise options without selling the shares?

Yes. Exercising options without selling stocks is not considered a "trade" under the Policy.

5. Is it possible to give TIGR Financial Products as gifts?

Outside the Trading-Window Period, Employees of Non-Licensed Entities shall not give TIGR Financial Products as gifts, charitable donations, or transfer in any other way without consideration. During the Trading Window Period, if Category A Employees want to donate TIGR Financial Products, they must submit an application to the Group Legal & Compliance for approval. Section 16 Officers should obtain written approval from the head of the Legal and Compliance Department of the Group before gifting or nonreciprocal transfer of TIGR Financial Products.

6. Can I hold TIGR financial products in Margin Account?

Securities held in margin accounts or used as loan collateral can be sold without the consent of account holder. For example, if the account holder fails to meet the margin call requirements, the broker would sell the securities, and if the account holder defaults, the mortgagor can foreclose the collateral and sell the securities. Since the sale of these two types of securities may occur during the period when Employees of Non-Licensed Entities have material non-public information or are prohibited from trading TIGR financial products, Employees of Non-Licensed Entities who hold TIGR financial products in their margin accounts should bear all the insider dealing risks by themselves.

Exhibit 11.3

7. Can I use TIGR Financial Products as Loan collateral?

If Employees of Non-Licensed Entities need to use TIGR Financial Products as loan collateral, they must submit a written application to the Group Legal & Compliance before execution. Only if the Employees of Non-Licensed Entities have clearly demonstrated that their personal financial background is sufficient enough to repay the debts without selling the mortgaged TIGR Financial Products, Group Legal & Compliance may approve the request to use TIGR Financial Products as Loan collateral by Employees of Non-Licensed Entities.

8. If I encounter difficulties or there is an urgent and pressing need to sell TIGR Financial Products or exercise options, can I sell part of TIGR Financial Products?

Employees of Non-Licensed Entities may have the need to trade TIGR Financial Products for various reasons, but they still have to abide by the trading provisions stipulated in this Policy.

9. How to approve the 10b5-1 Trading Plan?

The responsibility of the 10b5-1 Trading Plan and transactions thereunder shall be borne by the person who uses the plan for trading. The approval of the 10b5-1 Trading Plan by head of the Legal and Compliance Department of the Group does not mean the Group or the head of the Legal and Compliance Department of the Group can determine if the 10b5-1 Trading Plan meets the requirements under Rule 10b5-1. The Group reserves the right to prohibit the trading of TIGR financial products (including transactions under the 10b5-1 Trading Plan) at any time, and the authority is fully vested in the head of the Legal and Compliance Department of the Group.

Under the Policy, the 10b5-1 Trading Plan must meet all the following conditions:

(1) The 10b5-1 Trading Plan meets the requirements of Rule 10b5-1;

(2) The 10b5-1 Trading Plan shall be formulated during the Trading Window Period instead of any Restricted Period;

(3) The Employee of Non-Licensed Entities who is initiating the 10b5-1 Trading Plan does not have more than one 10b5-1 Trading Plan outstanding at the same time, except in limited circumstances pursuant to Rule 10b5-1 and subject to preapproval by the head of the Legal and Compliance Department;

(4) The head of the Legal and Compliance Department of the Group has approved the 10b5-1 Trading Plan, and the first transaction under the 10b5-1 Trading Plan commences after the corresponding cooling-off period as required by Rule 10b5-1 following the adoption or modification of the 10b5-1 Trading Plan elapses; and

(5) At the time of the formal adoption or modification of the 10b5-1 Trading Plan, the Employees of Non-Licensed Entities who initiated the 10b5-1 Trading Plan have assured the head of the Legal and Compliance Department of the Group in formal written form (available via email) that: at the time of the adoption or modification of the 10b5-1 Trading Plan

a) The Employee of Non-Licensed Entities does not have material non-public information of Group and TIGR financial products, and all transactions concluded under the 10b5-1 Trading Plan will comply with the trading restriction requirements under Section 16 of the Securities Exchange Act and the SEC Rule 144 (if applicable); and

b) The employee is adopting or modifying the 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;

c) The 10b5-1 Trading Plan meets the requirements of Rule 10b5-1.

The head of the Legal and Compliance Department of the Group is not obligated to approve any transaction application submitted by anyone, nor is he/she obligated to approve any 10b5-1 Trading Plan. After submitting the application, the needed approval time frame is uncertain. Unless there is any other application approval provided by the head of the Legal and Compliance Department of the Group, all 10b5-1 Trading Plans must be executed by the broker approved by the head of the Legal and Compliance Department of the Group.

10. What rules shall I follow if I no longer work for the Group?

Exhibit 11.3

If the Employees of Group Non-Licensed Entities possess material non-public information until their employment relationship or service relationship is terminated, they shall not trade TIGR Financial Products until the information is publicly released or turning to insignificant information.

11. How does this Policy apply to the trading activities of the head of the Legal and Compliance Department of the Group?

The head of the Legal and Compliance Department of the Group shall not trade TIGR Financial Products before the Group Chief Executive Officer approves according to this Policy.